U.S. SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                    FORM S-3
                                 AMENDMENT NO. 1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       EAGLE WIRELESS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 0-20011

            TEXAS                                     76-0494995
(State or Other Jurisdiction of             (IRS Employer Identification No.)
 Incorporation or Organization)

                              101 Courageous Drive
                              League City, TX 77573
               (Address of Principal Executive Office) (Zip Code)

                                (281) 538-6000
             (Registrant's Telephone Number, Including Area Code)

                            H. Dean Cubley, President
                       Eagle Wireless International, Inc.
                              101 Courageous Drive
                              League City, TX 77573
                            Telephone (281) 538-6000
                            Facsimile (281) 334-5302
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                 Weed & Co. L.P.
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------
                               PROPOSED     PROPOSED
TITLE OF EACH                  MAXIMUM      MAXIMUM
CLASS OF           AMOUNT TO   OFFERING     AGGREGATE     AMOUNT OF
SECURITIES TO BE   BE          PRICE PER    OFFERING      REGISTRATION
REGISTERED         REGISTERED  UNIT         PRICE         FEE
------------------------------------------------------------------------
$.001 par value
common stock
underlying
Warrants           149,875     $1.54        $230,807.50   $64.16
------------------------------------------------------------------------
$.001 par value
common stock       2,990,000   $1.375(1)    $4,111,250    $1,142.93
------------------------------------------------------------------------
Total              3,139,875                $4,342,057.50 $1,207.09
------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low prices per share of the Common Stock as of a date within five business days prior to filing of this Registration Statement.

Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of common stock as may become issuable upon conversion of Eagle Wireless's 7% Convertible Debenture or exercise of such Warrants (i) resulting from any adjustment in the applicable Conversion Price of such Debentures or the Exercise Price of such Warrants or (ii) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                        3,139,875 Shares of Common Stock

                       EAGLE WIRELESS INTERNATIONAL, INC.

This prospectus relates to the public offering, which is not being underwritten, of 3,139,875 shares of common stock ("Common Stock") of Eagle Wireless International, Inc., a Texas corporation ("Eagle Wireless"). 149,875 of the shares offered are shares underlying Warrants exercisable at $1.54 per share. 2,990,000 of the shares offered are shares underlying Eagle Wireless's 7% Convertible Debenture. The Selling Stockholders may offer their shares of Common Stock through public or private transactions, on or off the NASDAQ OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. Eagle Wireless will not receive any of the proceeds from the sale of the shares of the Common Stock by the Selling Stockholders.

Eagle Wireless's Common Stock is traded on NASDAQ OTC Bulletin Board, under symbol "EGLW". On December 19, 1999, the last reported sale price for the common stock was $1.50 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is December 20, 1999.

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
                               PROSPECTUS SUMMARY

                              Business Description

Eagle Wireless International, Inc. ("Eagle Wireless") is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets. In addition, radio remote control products have been added to the product line. Recently, Eagle Wireless introduced a multi-media home entertainment product to the telecommunications industry. Eagle Wireless designs, manufactures, markets, and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging, cellular and message management, and mobile data systems) and radio and telephone systems.

The Offering

Common stock offered by the selling stockholders ......................3,139,875

Common stock to be outstanding after the offering..................17,328,128(1)

NASDAQ OTC:BB market symbol ............................................."EGLW."

(1) This information is based on 14,188,253 shares of common stock outstanding on November 3, 1999. 17,328,128 includes all of the shares currently outstanding plus the shares underlying Eagle Wireless's 7% Convertible Debentures and Warrants that are being offered by this prospectus by the selling shareholders.

                                  RISK FACTORS

Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could adversely affect Eagle Wireless's business, financial condition or results of operations. In such case, the trading price of Eagle Wireless's common stock could decline and you may lose all or part of your investment.

EAGLE WIRELESS HAS A LIMITED OPERATING HISTORY AND EXPECTS TO ENCOUNTER RISKS FREQUENTLY FACED BY SUCH COMPANIES

Eagle Wireless has a limited operating history and, accordingly, is subject to all the substantial risks inherent in the commencement of a new business enterprise. Additionally, Eagle Wireless has a very limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in Eagle Wireless. Any investment in Eagle Wireless should be considered a high risk investment because the investor will be placing funds at risk in a

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start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. Eagle Wireless's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in a highly competitive industry characterized by rapid technological development. Eagle Wireless had net sales of $2,217,275 and net earnings of $168,271 for the year ended August 31, 1999, and net sales of $4,827,434 and net earnings of $770,968 for the year ended August 31, 1998.
Eagle Wireless may incur losses in the future, and there can be no assurance when or if it will sustain long-term profitability.

EAGLE WIRELESS MAY NOT BE ABLE TO MEET ITS CAPITAL REQUIREMENTS AND MAY ENCOUNTER LIMITED SOURCES OF LIQUIDITY

Eagle Wireless requires substantial capital to pursue its operating strategy and maintain its current level of operations. Eagle Wireless's current level of operations is consuming cash at a rate of $150,000 per month and is expected to continue at this rate through the end of the fiscal year. Though negotiations are underway to obtain short-term working capital financing, Eagle Wireless has not established a line of credit or other similar financing arrangements with any lenders. There can be no assurance that Eagle Wireless will be able to obtain funding from any external source on suitable terms, if at all. A decrease in expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs, insufficient market penetration, inability to collect Eagle Wireless's receivable from Link-Two Communications and any new product introductions could shorten the period during which the current working capital may be expected to satisfy Eagle Wireless's capital requirements. Contingencies that are being evaluated by management include the sale of convertible debentures, liquidation of certain assets, the disposal of certain product lines, and a reduction in expenditures for research and development. As of May 31, 1999, Eagle Wireless instituted stringent cash management procedures to mitigate Eagle Wireless's negative cash flow. Eagle Wireless's primary financing activity will be the exercise of various classes of warrants which should provide the necessary funds to complete near-term projects for the immediate fulfillment of contingent sales contracts. These funds will be applied to currently due payables and on-going operations. Currently Eagle Wireless is completing negotiations regarding a term loan to provide additional working capital during this product development period.

EAGLE WIRELESS IS DEPENDENT ON CERTAIN CUSTOMERS FOR REVENUE AND LOSS OF THESE CUSTOMERS MAY HAVE A NEGATIVE IMPACT ON EAGLE WIRELESS'S BUSINESS

Link-Two Communications, Inc. (Link II) constituted 18% and 13% of Eagle Wireless's gross revenues and 98% and 79% of its accounts receivable for the three months ended May 31, 1999 and 1998, respectively. Eagle Wireless and Link II have executed an agreement, whereby Eagle Wireless would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to Eagle Wireless. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. In addition, because of the size of this receivable, Link II has provided Eagle Wireless with a UCC on all of its assets including all its wireless license holdings. At May

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
31, 1999 and 1998, Eagle Wireless had earned approximately a 5.0% and 7.0%, respectively, minority equity interest in Link II. This is evidenced by the issuance of 240,000 shares of Link II common stock to Eagle Wireless. As of August 31, 1999 and 1998, Eagle Wireless has recorded it share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678 and $28,663, respectively. Certain principal stockholders (or affiliates thereof) of Eagle Wireless, including James Futer, executive vice president, director, and chief operating officer, and A.L. Clifford, a director of Eagle Wireless, are also principal stockholders of Link II. Mr. Clifford is also the chairman and chief executive officer of Link II and Dr. Cubley is a director of Link II.

Many of Eagle Wireless's customers contract with Eagle Wireless on a purchase order basis, which may result in fluctuations of revenue during various periods. The sudden loss of a significant customer could have material adverse effect on Eagle Wireless's business.

EAGLE WIRELESS'S PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE WHICH MAY PLACE EAGLE WIRELESS AT RISK FROM ITS COMPETITION

The design, development, and manufacturing of PCS and SMR products are highly competitive and characterized by rapid technology changes. Eagle Wireless will compete with other existing products and may compete against other development technology. Development by others of new or improved products or technologies may make Eagle Wireless's products obsolete or less competitive. While management believes that Eagle Wireless's products are based on established state-of-the-art technology, there can be no assurance that they will not be obsolete in the near future or that Eagle Wireless will be able to develop a commercial market for its products in response to future technology advances and developments.

EAGLE WIRELESS IS DEPENDENT ON CERTAIN MEMBERS OF ITS KEY PERSONNEL AND LOSS OF THESE PERSONNEL MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS

The success of Eagle Wireless is dependent upon, among other things, the services of H. Dean Cubley, president and chief executive officer and James Futer, executive vice-president and chief operating officer. The loss of the services of Dr. Cubley or Mr. Futer, for any reason, could have a material adverse effect on the prospects of Eagle Wireless. Eagle Wireless has not entered into employment agreements with Dr. Cubley and Mr. Futer but does maintain $ 5 million of key-man life insurance on Dr. Cubley. Eagle Wireless has enlisted experienced personnel in several key positions; however, there can be no assurance that Eagle Wireless will be able to continue to attract and retain qualified employees to implement its business plan. See "Management."


EAGLE WIRELESS'S SUCCESS DEPENDS UPON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGIES

Eagle Wireless relies on certain non-disclosure agreements with employees, and common law remedies with respect to certain of its proprietary technology. Eagle Wireless has not completed filing for or obtained patents on its key technology, and there can be no assurance that the patents

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
will be issued if applied for in the future. There can be no assurance that others will not misappropriate Eagle Wireless's proprietary technologies or develop competitive technologies or products that could adversely affect Eagle Wireless. In addition, although Eagle Wireless is not aware of any infringement claims against it or any circumstances that could lead to such claims, there can be no assurance that such a claim could not be made which could adversely affect Eagle Wireless.

Our efforts to protect our intellectual property may cause us to become involved in costly and lengthy litigation which could seriously harm our business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have not become involved in intellectual property litigation, we may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages and subject us to significant liability for damages or invalidate our proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

-cease selling our products that use the challenged intellectual property;

-obtain from the owner of the infringed intellectual property a right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

-redesign those products that use infringing intellectual property.

THE PAGING AND PCS INDUSTRY IS HEAVILY REGULATED AND COMPLIANCE WITH FEDERAL LAWS MAY BE OVERLY BURDENSOME AND COSTLY FOR EAGLE WIRELESS

Although compliance with such laws and regulations historically has not had a material adverse effect on Eagle Wireless's competitive position, operations or financial condition or required material capital expenditures, there is no assurance that the implementation of new or amended laws or regulations in the future would not have such an effect or require such expenditures.

EAGLE WIRELESS FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES

The wireless personal communications industry includes equipment manufacturers that serve many of the same customers served by Eagle Wireless. Substantially all of Eagle Wireless's competitors have significantly greater resources, including financial, technical and marketing, than Eagle Wireless, and there can be no assurance that Eagle Wireless will be able to compete successfully in the future.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to

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
enter our industry may expose us to severe price competition for our products and services. We expect competition to intensify in the future. We expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers.



A SYSTEM FAILURE COULD DELAY OR INTERRUPT EAGLE WIRELESS SERVICES

Our operations are dependant upon our ability to support our highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers and condition. Because of the nature of the services we supply and the complexity of our network, it is not feasible to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide. Additionally, the failure of a major supplier to provide the components and parts necessary for our products and services, or of a major customer to continue buying our goods and services, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the service we provide and adversely affect our business prospects, financial condition and results of operations.

LACK OF CASH DIVIDENDS

It is not anticipated that any cash dividends will be paid to stockholders in the foreseeable future.

SHAREHOLDERS FACE POSSIBLE VOLATILITY OF STOCK PRICE FOR EAGLE WIRELESS STOCK

The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of, or announcement concerning, Eagle Wireless. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering, such as Eagle Wireless, are particularly susceptible to change based on short-term trading strategies of certain investors. As of December 4, 1999, a total of 13,479,833 shares of common stock were outstanding. The resale of the shares of common stock offered hereby, along with the resale of the shares of common stock issuable upon the exercise of the Warrants may have a negative impact on Eagle Wireless's stock price.

EAGLE WIRELESS STOCK IS SUBJECT TO PENNY STOCK REGULATION

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a

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standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, investors in Company securities may find it difficult to sell their securities, if at all.

THE BOARD OF DIRECTORS HAVE UNLIMITED DISCRETION TO ISSUE EAGLE WIRELESS PREFFERED STOCK

The Board of Directors of Eagle Wireless has the authority to issue up to 5,000,000 shares of $.001 par value preferred stock with such designations, rights and preferences as may be determined by the Board of Directors. Accordingly, the Board of Directors of Eagle Wireless is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Eagle Wireless's Common Stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors could, without further shareholder approval, issue preferred stock with certain rights that could discourage an attempt to obtain control of Eagle Wireless in a transaction not approved by the Board of Directors. The Board of Directors of Eagle Wireless also has authority to issue up to 100,000,000 shares of Common Stock.

EAGLE WIRELESS LACKS DISINTERESTED, INDEPENDENT DIRECTORS

All of the directors of Eagle Wireless have a direct financial interest in Eagle Wireless. While management believes that its current directors will be able to exercise their fiduciary duties as directors, Eagle Wireless intends to add an independent, disinterested director to serve on the Board of Directors in the near future. See "Management."

TO MAINTAIN GROWTH, EAGLE WIRELESS NEEDS TO ATTRACT QUALIFIED PERSONNEL

Our future success depends, in significant part, on our ability to attract qualified, motivated local independent employees. If our management is unable to hire and retain qualified employees in key positions, our business could be materially and adversely affected.

CONTINUED GROWTH OF OUR BUSINESS DEPENDS ON OUR ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY.

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Our ability to manage expansion effectively will require us to continue to implement and improve our operating, financial and accounting systems and to hire train and manage new employees. Among other things, the continued expansion and development of our business will also depend on our ability to continue to grow as a supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications market. In addition, we must perform these tasks in a timely manner, at a reasonable cost and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations and the market price of our common stock. Our expansion may involve acquiring other companies and assets. These acquisitions could divert our resources and management attention and require integration with our existing operations. We cannot assure you that these acquisitions will be successful. We further cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if we are successful, we cannot assure you that our lack of significant experience with respect to a new service or market will not hinder our ability to successfully capitalize on any such opportunity.

NATURAL DISASTERS, FAILURE OF THIRD-PARTY SERVICES AND OTHER UNEXPECTED PROBLEMS MAY ADVERSELY EFFECT EAGLE WIRELESS'S OPERATIONS

An unexpected event like a power or telecommunications failure, fire, flood or earthquake at our on-site manufacturing facility or at our supplier's facilities could cause the loss of critical materials and data and prevent us from offering our products and services. Our insurance may not adequately compensate us for the losses that may occur.

SYSTEM CAPACITY CONSTRAINTS COULD CAUSE LOSS OF REVENUES

An increase in the use of our products could strain the capacity of our systems, which could lead to a slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of our services and functioning of our products. This would diminish customer satisfaction, and thus, could reduce our revenue. The availability of additional servers and networking equipment to combat this problem may be limited or costly.

WE ARE A RELATIVELY SMALL COMPANY WITH LIMITED RESOURCES COMPARED TO SOME OF OUR POTENTIAL COMPETITORS

Some of our potential competitors in the telecommunications industry have longer operating histories, significantly greater resources, broader name recognition and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They may also be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products that we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. Increased competition could

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decrease our prices, reduce our sales, lower our margins or decrease our market share. These and other competitive pressures may prevent us from competing successfully against future competitors, and may materially harm our business.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL

Provisions of our certificate of incorporation and bylaws and Texas law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions may have the effect of delaying, deferring or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

FAILURE TO EXPAND OUR DISTRIBUTION CHANNELS AND MANAGE OUR DISTRIBUTION RELATIONSHIPS MAY ADVERSELY EFFECT OUR OPERATIONS

The future growth of our business will depend in part on our ability to expand our existing relationships with distributors and resellers, develop additional channels for the distribution and sale of our products and manage these relationships. As part of our growth strategy, we intend to expand our relationships with distributors and resellers. The inability to successfully execute this strategy could impede our future growth.


THE LOSS OF OUR CONTRACT SUPPLIERS, OR FAILURE TO FORECAST DEMAND ACCURATELY FOR OUR PRODUCTS OR TO MANAGE OUR RELATIONSHIP WITH OUR CONTRACT SUPPLIERS SUCCESSFULLY, WOULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS

To date we rely on third party suppliers for component and assemblies used in Eagle Wireless's products. Although we believe that other suppliers of the components and assemblies we require exist, it may be difficult to contract with these suppliers in time to avoid a negative impact on our operations.

YEAR 2000

The Year 2000 issue could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities which may materially adversely affect Eagle Wireless. To date, Eagle Wireless has experienced very few problems related to Year 2000 problems and Eagle Wireless does not believe that it has material exposure to the Year 2000 issue with respect to Eagle Wireless's information systems as these systems correctly defined the Year 2000.

Eagle Wireless is currently conducting an analysis to determine the extent to which the systems of third parties raise Year 2000 issues that may affect Eagle Wireless. However, we cannot

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assure that the providers Eagle Wireless uses to fill orders for direct-to-consumer products, will in fact be Year 2000 compliant on a timely basis. Generally, Eagle Wireless is unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which Eagle Wireless would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with Eagle Wireless's systems could have a material adverse effect on Eagle Wireless, which is not currently quantifiable. In addition, most of the purchases from Eagle Wireless's on-line web site are made with credit cards, and Eagle Wireless's operations may be materially adversely affected to the extent Eagle Wireless's customers are unable to use their credit cards due to Year 2000 issues that are not rectified by credit card providers.

USE OF PROCEEDS

The Selling Stockholders are offering all of the shares of common stockcovered by this prospectus. Eagle Wireless will not receive any proceeds from the sales of these shares of Common Stock.

EAGLE WIRELESS

GENERAL

Eagle Wireless International, Inc. ( "Eagle Wireless") is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets. In addition, radio remote control products have been added to the product line. Recently, Eagle Wireless introduced a multi-media home entertainment product to the telecommunications industry. Eagle Wireless designs, manufactures, markets, and services its products under the Eagle Wireless name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging, cellular and message management, and mobile data systems) and radio and telephone systems.

Eagle Wireless was incorporated in May 1993, but did not conduct any substantive business operations until April 1996. During April 1996, Eagle Wireless commenced operations by the issuance of stock for cash, certain inventories, test equipment, other assets, and the assumption of certain liabilities to its principal shareholder. Concurrent with this transaction, Eagle Wireless entered into an asset purchase agreement with a company to acquire certain other production equipment, inventories and furniture and equipment. In August 1997, Eagle Wireless amended its articles of incorporation and changed its name to its current name. Unless otherwise indicated, all information in this Form S-3 has been adjusted to reflect the amended articles of incorporation. Eagle Wireless's principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and its telephone number is (281) 538-6000.

PRODUCT CATEGORIES

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WIRELESS MESSAGING PRODUCTS

For the fiscal years ended August 31, 1997 and 1998, infrastructure equipment, which includes License Starter, transmitters, base stations, power amplifiers, link products, multi-terminal arbitrator, Extend-a-Page, and MicroBeep, and consulting services accounted for substantially all of Eagle Wireless's net sales.

Paging is a method of wireless telecommunication, which uses an assigned radio frequency to contact a paging subscriber anywhere within a service area. A paging system is generally operated by a service provider that incurs the cost of building and operating the system. Each service provider in the United States licenses spectrum from the FCC and elsewhere from the authorized government body to operate a paging frequency within either a local, regional, or national geographical area. Each paging subscriber is assigned a distinct telephone number that a caller dials to activate the subscriber's pager (a pocket-sized radio receiver carried by the subscriber). A paging switch receives telephone calls by the subscriber. A network of transmitters, that broadcast a signal over a specific geographical area, then receives the information from the paging switch through the controller, and a radio signal is sent by the transmitters via antennae to the subscriber's pager. The transmitters manufactured by Eagle are specifically designed to simulcast, which is the transmission of the same signal over two or more transmitters on the same channel at the same time in an overlap area, resulting in superior voice and data quality and coverage area. The radio signal causes the pager to emit a beep or to vibrate, and to provide the subscriber with information from the caller in the form of a voice, tone, numeric or alphanumeric message.

A pager has an advantage over a landline telephone in that the pager's reception is not restricted to a single location, and has an advantage over a cellular portable telephone in that a pager is smaller, has a much longer battery life, has excellent coverage, and is less expensive to use. Historically, the principal disadvantage of traditional paging service in comparison to landline telephones or cellular portable telephones has been that paging provided only one-way communication capabilities.

However, this limitation may have been overcome in the United States as a result of the auction in 1994 by the FCC of nationwide and regional licenses for designated narrowband personal communication services ("NPCS"), radio frequencies or spectrum to service providers. Many of the nationwide license holders and many of the regional license holders are current Eagle customers, directly or indirectly. The cost of the licenses to the NPCS auction winners in 1994 was approximately $1 billion. The FCC anticipates that these NPCS licenses will be used to provide such new services as pager location, two-way acknowledgment paging, advanced voice paging and data services.

The NPCS radio frequencies or spectrum are located at three separate points within the total radio spectrum, at 902-928 MHz, 930-931 MHz and 940-941 MHz. Initially, the radio frequencies located at 930-931 MHz and 940-941 MHz have been designated for outbound message transmission (to the pager) and the 902-928 MHz have been designated response channels (from the pager). This application is similar to traditional paging except that these license holders have been granted wider frequency bandwidth permitting the user to transmit substantially more information. In addition, Eagle manufactures other paging infrastructure products that cater to the VHF and UHF paging frequencies in the United States and other areas of the world as well as supporting most international paging brands.

The NPCS nationwide licenses cover all fifty states, the District of Columbia, American Samoa, Guam, the Northern Marianas Islands, Puerto Rico and the United States Virgin Islands. These licenses are divided into 50 kHz paired and unpaired channel categories. Paired channels permit both outbound and inbound signals while unpaired channels are limited to only outbound signals.

The FCC has imposed infrastructure construction or build-out requirements on all NPCS license holders. Each NPCS license holder must establish a minimum service availability for at least 37.5% of the population in its geographic region within five years after receiving the license. After ten years, each NPCS license holder must make the service available to at least 75% of the area's population. If a NPCS license holder fails to achieve these build-out requirements, it risks cancellation by the FCC of its NPCS license and a forfeiture of any auction monies paid.

Eagle manufactures products that will enable paging license holders to legally put their systems into operation at a low cost, a strategy adopted by Eagle Wireless to create a "captive" customer in terms of future build-out.

Eagle offers its customers an end-to-end solution for NPCS applications. Eagle Wireless has developed new technology based products with enhanced architecture and technology from its existing paging systems to accommodate the advanced services available through paging and PCS. This system approach includes full product lines of radio frequency network controllers, transmitters, receivers, and a special satellite receiver system (to receive the response message from the end-user). Eagle Wireless is currently shipping its NPCS products to various beta test sites, based on product development schedules and the build-out requirements of the NPCS license holders.

The design of a paging system is customer specific and depends on (i) the number of paging subscribers the service provider desires to accommodate, (ii) the operating radio frequency, (iii) the geography of the service area, (iv) the expected system growth, and (v) specific features desired by the customer. Paging equipment hardware and software developed by Eagle Wireless may be used with all types of paging service, including voice, tone numeric (telephone number display) or alphanumeric messaging (words and numbers display).

WIRELESS APPLICATION PRODUCTS

Eagle Wireless produces KarStopper, a multi-function anti-theft device for motor vehicles, which uses radio signals transmitted from a paging network as the mechanism of remotely controlling the vehicle. Eagle Wireless also produces fully automated and totally wireless utility metering products. The use of a fully wireless spread spectrum technology allows real-time monitoring and control of all major metering functions. Utility management of the entire network of all customer accounts is provided over a combination of dedicated RF control transmitters working in conjunction with a wide-area wireless network that ultimately brings data fully under control of the utility.

MULTIMEDIA DEVICES

Eagle Wireless recently developed WebFlyer, an Internet Set-Top-Box designed to access the Internet and e-mail through a television set in a living room or hotel room. The WebFlyer is the latest product to be introduced into the multimedia home entertainment arena. It uses a standard TV set as a monitor, allowing the user to connect to their chosen ISP on the Internet. WebFlyer brings the computer into the living room where, with a remote keyboard, you can:

o Receive, write and send e-mail
o Write a letter, work on a spreadsheet
o Play games, use learning tools
o Watch movies from CDs, DVDs, or even downloaded from the internet
o Record on the hard drive direct from the TV, providing better quality picture than through a VCR

SWITCHES

Eagle Wireless is involved at an early stage in the development of industry wide technology standards and is familiar with developments in paging protocol standards throughout the world. Eagle Wireless works closely with its customers in the design of large, complex paging networks. Eagle believes that its customers' purchasing decisions are based, in large part, on the quality and technological capabilities of such networks. Eagle Wireless believes that the advanced hardware and software features of its switches ensure high reliability and high volume call processing.

RADIO FREQUENCY EQUIPMENT, TRANSMITTERS AND RECEIVERS

Transmitters are available in frequency ranges of 70 MHz to 960 MHz and in power levels of 2 watts to 500 watts. Radio link receivers are available in frequency ranges of 70 MHz to 960 MHz. Satellite link receivers are available for integration directly with the transmitters at both Ku- and C-band frequencies.

Eagle Wireless's range of receivers detects the responses back from the two-way NPCS subscriber devices. The receivers take advantage of DSP demodulation techniques that maximize receiver performance. Depending upon frequency, antenna height, topography and power, Eagle transmitter systems are designed to cover broadcast cells with a diameter from 3 to 100 miles. Typical simulcast systems have broadcast cells that vary from 3 to 15 miles in diameter. Eagle transmitters are designed specifically for the high performance and reliability required for high speed simulcast networks.

CONTROLLERS

Eagle Wireless currently offers products for transmitter control known as Eagle's L20X transmitter control system, which is a medium-feature transmitter control system used in domestic and international markets.

CURRENT PRODUCTS AND SERVICES

The principal products and enhancements currently being manufactured and sold by Eagle Wireless relate to its wireless messaging products and include the following:

LICENSE STARTER

This product provides new paging license holders a method to install a system that will keep them in compliance with FCC regulations. The product is expandable, giving the license holder the ability to fund the expansion from revenues. Installation of this product requires 110-Volt AC power and a standard telephone line.

BASE STATIONS AND TRANSMITTERS

Transmitters and full-featured transmitters called Base Stations are used by paging carriers to broadcast radio-frequency messages to subscribers carrying mobile receivers commonly known as pagers. Eagle offers a slimline Stealth and a larger Quantum transmitter that is available in the 72MHz, VHF, UHF, and 900MHz broadcast frequency ranges. Each unit can be equipped to provide an output power ranging from 15 Watts up to 500 Watts on almost any domestic or international paging frequency.

RADIO FREQUENCY POWER AMPLIFIERS

Radio-frequency power amplifiers are a sub-component of both paging and SMR transmitters and base stations. The high, medium and low power base station and link transmitter power amplifiers are designed to operate with any FCC type accepted exciter or may be combined with an Eagle optional plug-in base station in the same space as the power amplifier. All Eagle power amplifiers above 100 watts are equipped with Eagle "Heat Trap"(TM) design to provide the user with long life and high reliability performance.

EXTEND-A-PAGE

Extend-a-Page is a compact lower-power transmitter and receiver set designed to provide fill-in coverage in fringe locations where normal paging service from a wide-area paging system is not adequate. The Extend-a-Page receives the paging data on either a radio frequency ("RF") control link or wireline link and converts this information into low power simulcast compatible paging transmissions on any of the common paging frequencies. The Extend-a-Page transmits the paging information at a one to two Watt level directly into hard to reach locations such as hospitals, underground structures, large industrial plants, and many locations near the outer coverage contour of paging systems.

LINK PRODUCTS

Radio frequency and wireline communication links are needed to connect multiple transmitters within a paging network. Eagle provides both Link equipment (the Link 20TX, 20RX, 20GX and 20PX) and the Link 20 software to facilitate this interconnection. Major competitors have licensed the Eagle Link 20 software and have incorporated it as an industry standard into their radio-paging terminals. Customers may also purchase the same software directly from Eagle as part of an Eagle system at a lesser cost. Management believes that its software allows the user to mix and match the products of different vendors on a common radio-paging system.

MICROBEEP

The MicroBeep paging terminal is a small paging terminal that can be plugged into the expansion slot of an IBM compatible computer. This fully-contained paging terminal includes a low-power transmitter and subscriber software. This system is used for local paging applications within factories, offices, restaurants and campuses.

MULTI-TERMINAL ARBITRATOR

The Multi-Terminal Arbitrator is a programmable communications switch that facilitates the sharing of a single radio-frequency transmitter by a maximum of eight different paging terminals. A target market for this product is in private carrier paging ("PCP") where multiple companies share the same radio frequency and are required to coordinate the sharing activities.

TWO-WAY MESSAGING DEVICES

Eagle Wireless is a distributor of spread-spectrum wireless messaging receivers that, when used in conjunction with Eagle Wireless's one-way paging transmitters, provide a two-way messaging system for both consumer and industrial applications. In addition to the receivers, Eagle Wireless currently sells and distributes a wireless water meter, a wireless power meter, a wireless home security alarm, a wireless vehicle tracking system and a multi-purpose wireless module that can be combined with a wide variety of switch-type applications.

CONSULTING SERVICES

Eagle Wireless routinely provides consulting services on a contract basis to support the sale of its main product lines. Examples of these consulting services include the design and installation of radio paging systems. Eagle Wireless also performs research and development on a contract basis.

MANUFACTURE OF NEW PRODUCTS

Eagle Wireless has identified several new products that would complement existing products and broaden its product base. Eagle Wireless's strategy is to develop upgrades on existing products to enable it to obtain increased market share or extend the life of those products by several years.

SERVICE AND SUPPORT

Eagle provides service to customers on a regular basis including installation, project management of turnkey systems, training, service or extended warranty contracts with Eagle Wireless. Eagle Wireless believes that it is essential to provide reliable service to customers in order to solidify customer relationships and to be the vendor of choice when a customer seeks new services or system expansions. This relationship is further developed as customers come to depend upon Eagle Wireless for installation, system optimization, warranty and post-warranty services.

Eagle Wireless has a warranty and maintenance program for both its hardware and software products and maintains a customer service network in its operating locations. Eagle's standard warranty provides its customers with repair or replacement of any defective Eagle manufactured equipment. The warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

CUSTOMERS

Eagle sells to a broad range of customers worldwide. In the United States, customers include the regional Bell operating companies, medical paging operators, and public and private radio common carriers. Internationally, customers include public telephone and telegraph companies, as well as private telecommunication service providers. Eagle Wireless's customers include Motorola, Pac-Tel, Scientific Atlanta, Bell Atlantic, Metrocall, ProNet, Pacific Bell, SkyTel, Link-Two Communications (Link II) and the U.S.
Department of Defense.

Eagle Wireless's largest customer, Link II, accounted for approximately 60% of Eagle Wireless's sales for the fiscal year ended August 31, 1998. Link II is a common carrier of exclusively wholesale one-way paging and two-way messaging network services. Its customers purchase paging network services as an aggregator and resell Link II's network services to individual subscribers and other communications providers. Link II has been classified as an incumbent carrier by the FCC and has secured the rights to use or options to purchase spectrum in all of the major metropolitan U.S. cities on five PCP frequencies. Link II has also secured several exclusive RCC frequencies providing regional coverage in two of the top ten markets. Link II is currently operational in Houston and Dallas, Texas.

MARKETING AND SALES

Eagle Wireless markets its products and services in the United States through representative organizations and internationally through agents. As Eagle Wireless's business is highly technical, a majority of sales are complete systems with technical support. A large percentage of Eagle Wireless's marketing comes from direct sales by the employees. Eagle Wireless also utilizes distributors and agents to sell its products in certain countries and geographic regions to market outside of Eagle Wireless's core markets.

Eagle Wireless currently has non-exclusive arrangements with 8 such distributors and agents to service selected regions within the United States. A non-exclusive arrangement is also in effect with one distributor on a worldwide basis and Eagle Wireless has one exclusive arrangement with a distributor to service Australia. Terms of these arrangements provide for payments to the distributors on either a fixed percentage commission or discount from list price basis. Eagle Wireless has an agreement with Motorola whereby certain products offered by Eagle Wireless are listed in Motorola's product catalog under the Eagle name.

Eagle Wireless maintains and Internet website at http://www.eglw.com where information can be found on Eagle Wireless's products and services. The website provides customers with a mechanism to request additional information on products and allows the customer to quickly identify and obtain contact information for their regional sales representative.

INTERNATIONAL BUSINESS RISK

Eagle Wireless generated net sales in markets outside of the United States amounting to 0% and 2% at May 31, 1999 and 1998, respectively. Sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Pre-payments and letters of credit drawn on American or limited foreign corresponding banks are required from international customers to reduce the risk of non-payment. This drop in international sales is attributed mostly to the refocus of Eagle's marketing efforts as well as the Asian financial crisis.

RESEARCH AND DEVELOPMENT

Eagle Wireless believes that a strong commitment to research and development is essential to the continued growth of its business. One of the key components of Eagle Wireless's development strategy is the promotion of a close relationship between its development staff, internally with Eagle's manufacturing and marketing personnel, and externally with Eagle's customers. This strategy has allowed Eagle to develop and bring to market customer-driven products.

Eagle Wireless has extensive expertise in the technologies required to develop wireless communications systems and products including high power, high frequency RF design digital signal processing, real-time software, high-speed digital logic, radio frequency and data network design. Eagle Wireless believes that by having a research and development staff with expertise in these key areas, it is well positioned to develop enhancements for its existing products as well as the next generation of personal communication products. Investment in advanced computer-aided design tools for simulation and analysis has allowed Eagle to reduce the time for bringing new products to market. Research and development expenditures incurred by Eagle Wireless for the fiscal years ended August 31, 1998 and August 31, 1997 were $236,869 and $333,200 respectively.

MANUFACTURING

Eagle currently manufactures its products at Company facilities in League City, Texas. Certain subassemblies are manufactured for Eagle by subcontractors at various locations throughout the world. Eagle Wireless's manufacturing expertise resides in assembling subassemblies and final systems that are configured to its customers' specifications. The components and assemblies used in Eagle Wireless's products include electronic components such as resistors, capacitors, transistors, and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built. Substantially all of the components and parts used in Eagle Wireless's products are available from multiple sources. In those instances where components are purchased from a single source, the supplier is reviewed frequently for stability and performance. Additionally, as necessary, Eagle Wireless purchases sufficient quantities of certain components that have long-lead requirements in the world market. Eagle Wireless ensures that all products are tested, tuned and verified prior to shipment to the customer.

Manufacturing of the WebFlyer is contracted to SCI Sinagapore, one of the world's largest contract manufacturers, headquartered in Huntsville, Alabama.

COMPETITION

Eagle Wireless supplies transmitters, receivers, controllers and software used in paging, voice messaging and message management systems. While the services from the foregoing products represent a significant portion of the wireless personal communications industry today, the industry is expanding to include new services and new markets. The wireless personal communications industry includes equipment manufacturers that serve many of the same PCS markets served by Eagle Wireless. Certain of Eagle Wireless's competitors, and all competitors that have publicly tradable securities, have significantly greater resources than Eagle Wireless, and there can be no assurance that Eagle will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, certain of which are larger and have significantly greater resources than Eagle Wireless, could elect to enter into Eagle Wireless's markets and compete with Eagle's products. There can be no assurance that Eagle Wireless will be able to increase its market share in the future.

PROPRIETARY INFORMATION

Eagle Wireless attempts to protect its proprietary technology through a combination of trade secrets, non-disclosure agreements, technical measures, and common law remedies with respect to certain proprietary technology. Such protection may not preclude competitors from developing products with features similar to Eagle Wireless's products. The laws of some foreign countries in which Eagle Wireless sells or may sell its products do not protect Eagle Wireless's proprietary rights in the products to the same extent as do the laws of the United States. Although Eagle Wireless believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against Eagle Wireless in the future. If such litigation resulted in Eagle Wireless's inability to use technology, Eagle Wireless might be required to expend substantial resources to develop alternative technology. There can be no assurance that Eagle Wireless could successfully develop alternative technology on commercially reasonable terms.

REGULATION

Many of Eagle Wireless's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally. Regulatory approvals generally must be obtained by Eagle Wireless in connection with the manufacture and sale of its products, and by customers to operate Eagle Wireless's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Eagle Wireless's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Eagle Wireless's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that future regulatory changes will have a positive impact on Eagle Wireless.

EMPLOYEES

At October 31, 1999, Eagle Wireless employed approximately 29 persons and retained four independent contractors. Eagle Wireless believes its employee relations to be good. Eagle Wireless enters into independent contractual relationships with various individuals, from time to time, as needed.

Eagle Wireless intends to hire new personnel to support the growth of Eagle Wireless. The key positions that will emerge from this growth include all areas of management from administration through marketing, sales, financial controller, and personnel director to quality director.

RECENT DEVELOPMENTS

In October 1999, Eagle Wireless entered a Securities Purchase Agreement to sell up to $4,500,000 of its 7% Convertible Debentures to GCA Strategic Investment Fund Limited. A portion of the shares underlying Eagle Wireless's 7% Convertible Debentures are being offered for resale by this prospectus.

AVAILABLE INFORMATION

Eagle Wireless files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Eagle Wireless's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

The Commission allows Eagle Wireless to "incorporate by reference" the information Eagle Wireless files with them, which means that Eagle Wireless can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Eagle Wireless files later with the Commission will automatically update and supersede this information. Eagle Wireless incorporates by reference the documents listed below and any future filings Eagle Wireless makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

   (a) Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999;

   (b) Quarterly Reports on Form 10-QSB.

      You may request a copy of these filings, at no cost, by writing or telephoning as follows:

        Eagle Wireless International, Inc.
        Attention: Investor Relations
        101 Courageous Drive
        League City, TX 77573
        Telephone (281) 538-6000

This prospectus is part of a registration statement on Form S-3 Eagle Wireless filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Eagle Wireless has authorized no one to provide you with different information. Eagle Wireless is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, Eagle Wireless's dependence on the timely development, introduction, and customer acceptance of products; the impact of competition and downward pricing pressures; the ability of Eagle Wireless to generate revenues and raise any needed capital; the effect of changing economic conditions; and risks in technology development.

SELLING STOCKHOLDERS

The following table sets forth the number of shares owned by each of the Selling Stockholders. All information contained in the table below is based upon their beneficial ownership as of October 31, 1999. Eagle Wireless is not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because those Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares other than those agreements and arrangements listed below. The following table assumes that all of the shares being registered will be sold. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.

Of the shares offered hereby, all are being offered by certain purchasers of Eagle Wireless's common stockwho acquired such securities in connection with a private placement.

------------------------------------------------------------------------------
                                             PERCENT OF CLASS
                           NUMBER OF SHARES  OF SHARES
                           BENEFICIALLY      BENEFICIALLY      NUMBER OF
NAME AND ADDRESS OF        OWNED PRIOR TO    OWNED PRIOR TO    SHARES
SELLING STOCKHOLDER        THE OFFERING      THE OFFERING      OFFERED HEREBY
------------------------------------------------------------------------------
GCA Strategic Investment   106,234 shares                  9%   957,143
Fund Limited               of common stock
106 Colony Park Drive      underlying
Suite 900                  Warrants
Cumming, GA 30040

                           857,143 shares
                           of common stock
                           underlying 7%
                           Convertible
                           Debentures (1)
------------------------------------------------------------------------------
Kason, Inc.                6,234 shares of
972 Miramonte Drive        common stock
Suite 4                    underlying
Santa Barbara, CA 93109    Warrants              less than 1%  6,234
------------------------------------------------------------------------------
Midori Capital Corporation 43,641                less than 1%  43,641
1020 Prospect Street
Suite 314
La Jolla, CA 92037
------------------------------------------------------------------------------

      (1) Assumes full conversion of GCA Strategic Investment Fund Limited's $1,500,000 investment in Eagle Wireless's 7% Convertible Debentures with a conversion date of November 3, 1999.

PLAN OF DISTRIBUTION

Eagle Wireless is registering the common stock on behalf of the Selling Stockholders. As used in this prospectus, the term "Selling Stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the Selling Stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the Selling Stockholders, including broker-dealers or other transferees who borrow or purchase the share to settle or close out short sales of shares of common stock. The Selling Stockholders will act independently of Eagle Wireless in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. Eagle Wireless will not receive any of the proceeds of this offering.

The Selling Stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve block transactions):

in the over-the-counter market or in transactions otherwise than on such exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

In connection with sales of the common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers who in turn may sell such securities.

At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the Selling Stockholders. The foregoing may affect the marketability of such securities.

EXPERTS

McManus & Co., P.C., independent auditors, have audited Eagle Wireless's financial statements included in Eagle Wireless's Annual Report on Form 10-KSB for the year ended August 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Eagle Wireless's financial statements are incorporated by reference in reliance on McManus & Co., P.C.'s report, given on their authority as experts in accounting and auditing.

Richard O. Weed has expressed an opinion concerning the validity of the securities being registered. Mr. Weed holds an option to purchase up to 50,000 shares of common stock at an exercise price $3.00 per share and up to 50,000 shares of common stock at an exercise price of $1.55 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EAGLE WIRELESS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

Prospectus Summary ........................................................[ ]
Risk Factors...............................................................[ ]
Available Information......................................................[ ]
Use of Proceeds............................................................[ ]
Eagle Wireless.............................................................[ ]
Selling Stockholders.......................................................[ ]
Plan of Distribution.......................................................[ ]
Experts....................................................................[ ]

                                   PROSPECTUS

                        3,139,875 Shares of Common Stock

                       EAGLE WIRELESS INTERNATIONAL, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. We shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                      $ 1,207.09
Accounting Fees and Expenses              $10,000.00
Miscellaneous                             $10,000.00
                                          ----------
TOTAL                                     $21,207.09
                                          ----------

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. True and correct copies of Articles 2.02 and 2.02.1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Article 2.02-1(B) of the Texas Business Corporation Act and Eagle Wireless's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or
(2) the person is found liable to the corporation.

The effect of these provisions may be to eliminate the rights of Eagle Wireless and its stockholders (through stockholders' derivative suit on behalf of Eagle Wireless) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) - (2) of the preceding paragraph.

EXHIBITS
  #      DESCRIPTION
  -      -----------
  5.1    Opinion of Richard O. Weed  Filed electronically
                                     herewith

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
EXHIBITS
  #      DESCRIPTION
  -      -----------
  10.1   Securities Purchase         Filed electronically
         Agreement                   herewith

  23.1   Consent of McManus & Co.,   Filed electronically
         P.C.                        herewith


  24.1   Consent of Richard O. Weed  Filed electronically
                                     herewith

  99.1   Texas Business              Filed electronically
         Corporations Act Art. 2.02  herewith
         through 2.02-1.

UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Eagle Wireless pursuant to Section 13 or
Section 5(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

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
2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registrations statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of League City, Texas on December 21, 1999.

                                    Eagle Wireless International, Inc.
                                    a Texas corporation

                                    By: /S/ DEAN CUBLEY
                                    Name: H. Dean Cubley
                                    Title: Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 4, 1999.

             SIGNATURE                        TITLE               DATE
             ---------                        -----               ----
      /S/   DEAN CUBLEY            President, Chief           December 21, 1999
            Dean Cubley            Executive Officer, and
                                   Director


      /S/   RICHARD ROYALL         Chief Financial Officer    December 21, 1999
            Richard Royall

      /S/   CHRISTOPHER W. FUTER
            Christopher W. Futer   Vice President, Director   December 21, 1999

      /S/   A.L. CLIFFORD
            A.L. Clifford          Director                   December 21, 1999

      /S/   GARY HART
            Gary Hart              Director                   December 21, 1999

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